Exhibit 99.1

NEWS RELEASE

Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS THIRD QUARTER 2013 RESULTS

– Adjusted earnings per share increased 25 percent driven by the Dresden acquisition and a favorable tax rate –

YORK, Pennsylvania – October 29, 2013 – Glatfelter (NYSE: GLT) today reported third-quarter 2013 net income of $34.1 million, or $0.77 per diluted share, and adjusted earnings of $24.4 million, or $0.55 per diluted share. These results compare with third-quarter 2012 net income of $20.1 million or $0.46 per diluted share and adjusted earnings in the prior year quarter of $19.4 million or $0.44 per diluted share.

Consolidated net sales for the third quarter of 2013 totaled $456.6 million, a quarterly record and a 12.9 percent increase compared with $404.4 million in the third quarter of 2012 reflecting organic growth on a constant currency basis of 1.5 percent and acquisition growth of 9.9 percent.

“We continue to generate healthy growth in our key markets of tea and single-serve coffee, nonwoven wall covering and feminine hygiene,” said Dante C. Parrini, chairman and chief executive officer. “Our Composite Fibers business delivered a very strong quarter with operating profit increasing 84 percent driven by the Dresden acquisition and organic operating profit growth of 17 percent. Our Advanced Airlaid Materials business grew revenue by 14 percent while operating profit declined slightly compared to last year due to two fires at its facilities during the quarter that disrupted operations. Adjusting to exclude the impact of the unplanned outages, Advanced Airlaid Materials business improved operating profit by 23 percent. Our Specialty Papers business continued to experience difficult market conditions that led to a 16 percent decline in operating profit. However, we expect recent announcements of industry capacity closures to improve the market environment as we move into 2014.”

Mr. Parrini continued, “As we approach the end of 2013, I am encouraged by the performance of our two growth businesses and believe we are well positioned to finish this year strong and with momentum heading into 2014. During the year, we made significant investments to expand our ability to serve attractive global markets where we have leadership positions that I believe will continue to drive improved earnings and healthy free cash flows.”

Adjusted earnings is a non-GAAP measure that excludes certain non-core business items from the Company’s GAAP-based results. The following table sets forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein:

	For the three months ended September 30
	2013		2012
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS
Net income	$34,119	$0.77	$20,099	$0.46
Acquisition and integration related costs	154	—	—	—
Alternative fuel mixture/Cellulosic biofuel credits	(9,866)	(0.22)	111	—
Timberland sales and related costs	(142)	—	(859)	(0.02)
International legal entity restructuring	117	—	—	—

Adjusted earnings	$24,382	$0.55	$19,351	$0.44

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Third-Quarter Business Unit Results

Specialty Papers

	For the three months ended September 30
Dollars in thousands	2013	2012	Change
Tons shipped	203,561	204,531	(970)	(0.5)%
Net sales	$225,690	$232,620	$(6,930)	(3.0)%
Energy and related sales, net	1,196	1,868	(672)	(36.0)%
Operating income	18,072	21,411	(3,339)	(15.6)%
Operating margin	8.0%	9.2%

On a year-over-year basis, Specialty Papers’ net sales decreased $6.9 million, or 3.0 percent, primarily due to a $3.6 million impact of lower average selling prices, slightly lower shipping volumes and mix changes in the comparison to the third quarter of 2012.

Operating income declined $3.3 million in the year-over-year comparison primarily due to lower average selling prices.

Composite Fibers

	For the three months ended September 30
Dollars in thousands	2013	2012	Change
Tons shipped	40,331	23,532	16,799	71.4%
Net sales	$161,457	$110,846	$50,611	45.7%
Operating income	18,890	10,293	8,597	83.5%
Operating margin	11.7%	9.3%

Composite Fibers’ results include the financial results of Dresden prospectively from the April 30, 2013 acquisition date.

Net sales for this business increased $50.6 million, or 45.7 percent, primarily due to the inclusion of Dresden. On an organic and constant currency basis, Composite Fibers’ net sales increased $6.5 million or 5.9 percent, primarily due to stronger shipments of single-serve coffee and technical specialties products.

Composite Fibers’ third-quarter 2013 operating income increased by $8.6 million including $6.8 million from the Dresden acquisition, improved product mix, and lower depreciation. Dresden’s results were adversely affected by approximately $2.2 million due to an annual maintenance outage completed in August 2013 during which we successfully increased capacity by 10 percent.

Foreign currency translation favorably impacted operating income by $0.9 million compared with the prior-year quarter.

Advanced Airlaid Materials

	For the three months ended September 30
Dollars in thousands	2013	2012	Change
Tons shipped	24,813	22,809	2,004	8.8%
Net sales	$69,501	$60,888	$8,613	14.1%
Operating income	3,929	4,569	(640)	(14.0)%
Operating margin	5.7%	7.5%

On a year-over-year basis, Advanced Airlaid Materials’ net sales increased $8.6 million, or 14.1 percent, primarily due to an 8.8 percent increase in shipping volumes and a $2.2 million benefit from foreign currency translation.

The Company’s facilities in Gatineau, Quebec, Canada and Falkenhagen, Germany incurred downtime as a result of fires at each mill in August and September, respectively. The fires resulted in a limited loss of shipments during the quarter as customer orders were fulfilled by utilizing other available capacity. The fires adversely affected operating results for the third quarter of 2013 by $1.7 million, net of insurance.

Third quarter 2013 operating income decreased $0.6 million, or 14.0 percent, compared with the year-ago quarter due to the impact of the fires.

Other Financial Information

Pension expense totaled $3.6 million and $2.9 million for the third quarters of 2013 and 2012, respectively. Because the Company’s qualified plan remains overfunded, a cash contribution is not required to be made in 2013 and is not expected to be required for the foreseeable future.

Interest expense totaled $4.8 million and $4.2 million in the third quarters of 2013 and 2012, respectively. The increase was primarily due to additional borrowings to fund the Dresden acquisition.

In the third quarter of 2013, the Company recorded an income tax provision of $4.8 million on adjusted pre-tax earnings resulting in an effective tax rate of 16.3 percent. The provision for income taxes includes a $3.0 million benefit related to the release of reserves due to lapse of statutes of limitation, changes in valuation allowances and the reduction of statutory tax rates in a foreign jurisdiction. In the comparable quarter a year ago, the income tax provision totaled $6.4 million and the effective tax rate was 24.9 percent.

Adjusted earnings in the third quarter of 2013 excludes a $9.9 million benefit from the release of tax reserves related to alternative fuel mixture credits earned in 2009, due to the lapse of the applicable statutes of limitation.

2013 Year-to-Date Results

On a GAAP basis, for the first nine months of 2013, the Company reported net income of $50.7 million, or $1.15 per diluted share, compared with net income of $52.4 million, or $1.20 per diluted share, in 2012. For the first nine months of 2013, adjusted earnings totaled $46.8 million, or $1.06 per diluted share, compared with $43.5 million, or $1.00 per diluted share, in 2012. The results of operations for both periods include the impact of significant unusual and non-recurring items. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	For the nine months ended September 30
	2013		2012
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS
Net income	$50,681	$1.15	$52,409	$1.20
Acquisition and integration related costs	5,884	0.13	—	—
Alternative fuel mixture/Cellulosic biofuel credits	(9,866)	(0.22)	(4,329)	(0.10)
Timberland sales and related costs	(424)	(0.01)	(4,554)	(0.10)
International legal entity restructuring	570	0.01	—	—

Adjusted earnings	$46,845	$1.06	$43,526	$1.00

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Consolidated net sales for the first nine months of 2013 were $1,287.8 million, an 8.5 percent increase compared with $1,186.4 million for the same period of 2012. Organic growth totaled 2.1 percent and the remainder related to the Dresden acquisition.

Balance Sheet and Other Information

Cash and cash equivalents totaled $63.6 million as of September 30, 2013, and net debt was $374.9 million, compared with $152.3 million at the end of 2012. (Refer to the calculation of this measure provided in this release.) The increase in net debt was primarily due to the $211 million Dresden acquisition (net of cash acquired), and higher capital expenditures including Composite Fibers’ capacity expansion project.

Capital expenditures totaled $86.1 million in the first nine months of 2013, including $31.5 million to expand Composite Fibers’ capacity compared with $45.0 million and $10.8 million, respectively, in the first nine months of 2012. For 2013, total capital expenditures are estimated to be approximately $110 million.

Adjusted free cash flow was $31.7 million during the first nine months of 2013 compared with $23.6 million in the first nine months of 2012. (Adjusted free cash flow is defined as cash provided by operations less capital expenditures and adjusted to exclude Composite Fibers’ capacity expansion project and the cash impact from alternative fuel mixture and cellulosic biofuel credits. Refer to the calculation of these measures provided in this release.)

Outlook

For Specialty Papers, the Company expects shipments to be slightly lower in the fourth quarter of 2013 compared to the third quarter reflecting normal seasonality. Overall selling prices are expected to increase slightly and input costs are expected to be in line with the third quarter.

Composite Fibers’ shipments are anticipated to be approximately 5 percent lower in the fourth quarter of 2013 compared to the third quarter due to seasonality and weakness in metallized products. Selling prices are expected to be generally in line with the third quarter levels and input costs are expected to increase slightly.

Shipping volumes in the Advanced Airlaid Materials business unit in the fourth quarter of 2013 are expected to be down approximately 5 percent reflecting normal seasonality and selling prices and input costs are expected to generally be in line with the third quarter.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its third-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations web site at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 3rd Quarter 2013 Earnings Release Conference Call

When:	Tuesday, October 29, 2013, 11:00 a.m. (ET)

Number:	US dial 888.335.5539 International dial 973.582.2857

Conference ID:	76435021

Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx

Rebroadcast Dates:	October 29, 2013, 2:00 p.m. through November 12, 2013, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056 International dial 404.537.3406

Conference ID:	76435021

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company use words such as “anticipates”, “believes”, “expects”, “future”, “intends” and similar expressions to identify forward-looking statements. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: any material adverse changes in the business of Dresden, the Company’s ability to achieve the strategic and other objectives relating to the Dresden acquisition; the Company’s ability to successfully integrate Dresden and achieve the expected results of the acquisition, including, without limitation, the acquisition being accretive; changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and cost reduction initiatives. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended September 30		Nine months ended September 30
In thousands, except per share	2013	2012	2013	2012
Net sales	$456,648	$404,354	$1,287,804	$1,186,399
Energy and related sales, net	1,196	1,867	2,721	5,358

Total revenues	457,844	406,221	1,290,525	1,191,757
Costs of products sold	391,805	347,029	1,126,271	1,030,717

Gross profit	66,039	59,192	164,254	161,040
Selling, general and administrative expenses	34,480	29,380	102,495	89,460
Gains on dispositions of plant, equipment and timberlands, net	(282)	(1,473)	(374)	(8,471)

Operating income	31,841	31,285	62,133	80,051
Non-operating income (expense)
Interest expense	(4,788)	(4,152)	(13,143)	(12,580)
Interest income	92	106	240	332
Other – net	(34)	(4)	388	295

Total other expense	(4,730)	(4,050)	(12,515)	(11,953)

Income before income taxes	27,111	27,235	49,618	68,098
Income tax provision (benefit)	(7,008)	7,136	(1,063)	15,689

Net income	$34,119	$20,099	$50,681	$52,409

Earnings per share
Basic	$0.79	$0.47	$1.18	$1.22
Diluted	0.77	0.46	1.15	1.20
Cash dividends declared per common share	$0.10	$0.09	$0.30	$0.27
Weighted average shares outstanding
Basic	43,251	42,837	43,118	42,814
Diluted	44,328	43,667	44,213	43,595

Business Unit Financial Information

(unaudited)

Three months ended September 30	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
In millions	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Net sales	$225.7	$232.6	$161.5	$110.8	$69.5	$60.9	$—	$—	$456.6	$404.4
Energy and related sales, net	1.2	1.9	—	—	—	—	—	—	1.2	1.9

Total revenue	226.9	234.5	161.5	110.8	69.5	60.9	—	—	457.8	406.2
Cost of products sold	196.4	199.1	129.5	91.2	63.7	54.1	2.3	2.6	391.8	347.0

Gross profit (loss)	30.5	35.4	31.9	19.7	5.8	6.8	(2.3)	(2.6)	66.0	59.2
SG&A	12.5	14.0	13.0	9.4	1.9	2.2	7.1	3.9	34.5	29.4
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(0.3)	(1.5)	(0.3)	(1.5)

Total operating income (loss)	18.1	21.4	18.9	10.3	3.9	4.6	(9.1)	(5.0)	31.8	31.3
Non-operating expense	—	—	—	—	—	—	(4.7)	(4.1)	(4.7)	(4.1)

Income (loss) before income taxes	$18.1	$21.4	$18.9	$10.3	$3.9	$4.6	$(13.8)	$(9.0)	$27.1	$27.2

Supplementary Data
Net tons sold	203.6	204.5	40.3	23.5	24.8	22.8	—	—	268.7	250.9
Depreciation, depletion and amortization	$8.3	$9.2	$7.1	$5.7	$2.2	$2.1	$0.4	—	$18.0	$17.1
Capital expenditures	11.1	5.4	12.8	7.5	0.8	1.4	0.7	0.1	25.3	14.4

Nine months ended September 30	Specialty Papers		Composite Fibers		Advanced Airlaid Materials		Other and Unallocated		Total
In millions	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Net sales	$669.8	$670.5	$415.9	$331.4	$202.2	$184.5	$—	$—	$1,287.8	$1,186.4
Energy and related sales, net	2.7	5.4	—	—	—	—	—	—	2.7	5.4

Total revenue	672.5	675.9	415.9	331.4	202.2	184.5	—	—	1,290.5	1,191.8
Cost of products sold	599.7	585.2	334.5	273.5	182.0	164.3	10.0	7.8	1,126.3	1,030.7

Gross profit (loss)	72.8	90.7	81.3	57.9	20.1	20.2	(10.0)	(7.8)	164.3	161.0
SG&A	40.3	41.3	34.4	28.8	6.4	7.2	21.3	12.2	102.5	89.5
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(0.4)	(8.5)	(0.4)	(8.5)

Total operating income (loss)	32.5	49.4	46.9	29.1	13.7	13.0	(31.0)	(11.5)	62.1	80.1
Non-operating expense	—	—	—	—	—	—	(12.5)	(12.0)	(12.5)	(12.0)

Income (loss) before income taxes	$32.5	$49.4	$46.9	$29.1	$13.7	$13.0	$(43.5)	$(23.4)	$49.6	$68.1

Supplementary Data
Net tons sold	601.6	587.1	97.9	69.2	72.4	67.9	—	—	771.9	724.2
Depreciation, depletion and amortization	$24.9	$27.1	$17.7	$17.6	$6.6	$6.5	$0.8	—	$50.0	$51.1
Capital expenditures	27.9	19.1	49.0	22.9	4.8	2.8	4.4	0.2	86.1	45.0

The clerical accuracy of the amounts set forth above may be affected by, or the amounts may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Nine months ended September 30
In thousands	2013	2012
Cash Flow Data
Cash provided (used) by:
Operating activities	$95,693	$48,465
Investing activities	(296,946)	(36,302)
Financing activities	166,876	(22,397)
Depreciation, depletion and amortization	50,028	51,123
Capital expenditures	86,089	45,027

	September 30 2013	December 31 2012
Balance Sheet Data
Cash and cash equivalents	$63,635	$97,679
Total assets	1,531,459	1,242,985
Total debt	438,581	250,000
Shareholders’ equity	597,759	539,679

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, alternative fuel mixture credits, acquisition and integration related costs, and restructuring charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

The following tables set forth the calculations of free cash flow and net debt.

Calculation of Adjusted Free Cash Flow

	Nine months ended September 30
In thousands	2013	2012
Cash from operations	$95,693	$48,465
Less: Capital expenditures	(86,089)	(45,027)
Add back: Composite Fibers capacity expansion	31,518	10,765
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	(9,406)	9,387

Adjusted free cash flow	$31,716	$23,590

Net Debt

In thousands	September 30 2013	December 31 2012
Short term debt	$—	$—
Long term debt	438,581	250,000

Total	438,581	250,000
Less: Cash	(63,635)	(97,679)

Net Debt	$374,946	$152,321

Non-GAAP adjusted earnings, free cash flow and net debt should not be considered in isolation from, or as substitutes for, measures of financial performance prepared in accordance with GAAP.